Date: May 10, 2018

News Release – Investor Update

Parks! America, Inc. Reports Results for Q2 Fiscal 2018

*  Q2 attendance negatively impacted by cold, wet winter

*  Financial position remains strong heading into Fiscal 2018 peak season

PINE MOUNTAIN, Georgia, May 10, 2018 – Parks! America, Inc. (OTCPink: PRKA), today announced the results for its second fiscal quarter ended April 1, 2018.

Second Quarter 2018 Highlights

Total net sales for the fiscal quarter ended April 1, 2018 were $944,098, a decrease of $275,760, compared to $1,219,858 for the prior year fiscal quarter ended April 2, 2017. Park attendance based net sales decreased by $283,338 or 23.6%, while animal sales increased by $7,578.

The Company reported a net loss of $34,660 for the fiscal quarter ended April 1, 2018 compared to net income of $165,516 for the prior year fiscal quarter ended April 2, 2017, resulting in a decrease of $200,176. The decrease in net income during the second quarter of the 2018 fiscal year is primarily attributable to a decrease in attendance based net sales, increased insurance, compensation and advertising spending, and higher asset disposal charges, partially offset by a reduction in legal expense, cost of sales and income taxes.

First Six Months 2018 Highlights

Total net sales for the first six months of the 2018 fiscal year were $1,940,449, a decrease of $278,839, compared to $2,219,288 in the first six months of the 2017 fiscal year. Park attendance based net sales decreased by $272,962 or 12.7%, and animal sales decreased by $5,877.

The Company reported a net loss of $169,537 for the first six months of the 2018 fiscal year compared to net income of $170,743 for the first six months of the 2017 fiscal year, resulting in a decrease of $340,280. The decrease in net income during the first six months of the 2018 fiscal year is primarily attributable to a decrease in attendance based net sales, increased compensation, insurance and advertising spending, and higher asset disposal charges, partially offset by a reduction in legal expense, cost of sales and income taxes.

“Prolonged, cold, wet winter weather ended our streak of year-over-year quarterly sales increases,” commented Dale Van Voorhis, Chairman & CEO. “The second quarter of our 2018 fiscal year is only the third time in the last 16 quarters we have failed to deliver a double-digit percentage increase in year-over-year attendance based net sales. While we are disappointed to see this streak end, the second quarter of our 2018 fiscal year still delivered our second highest second quarter of attendance based net sales in our history.”

Balance Sheet and Liquidity

The Company had working capital of $2.48 million as of April 1, 2018 compared to working capital of $1.44 million as April 2, 2017. The year-over-year improvement in working capital is primarily reflective of the Company’s strong operating results for the trailing 12 months.

The Company’s debt to equity ratio was 0.42 to 1.0 as of April 1, 2018, compared to 0.56 to 1.0 as of April 2, 2017.

“Our cash position and overall balance sheet remain strong as we enter into our 2018 peak season,” noted Mr. Van Voorhis. “The weather has turned for the better in the past several weeks and we have seen our attendance levels more on par with the prior year. We believe we are well positioned operationally and financially, and we continue to look for opportunities to build on our strengths and improve the wild animal safari experience we offer to our guests.”

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates two regional theme parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, and the Wild Animal Safari theme park located in Strafford, Missouri.

Additional information, including our Form 10-K for the fiscal year ended October 1, 2017, is available on the Company’s website, http://www.animalsafari.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains certain “forward-looking statements” within the meaning of U.S. securities laws. You are cautioned to not place undue reliance on these forward-looking statements; actual results or outcomes could differ materially due to factors including, but not limited to: general market conditions, adverse weather, and industry competition. The Company believes that expectations reflected in forward-looking statements are reasonable, however it can give no assurances that such expectations will be realized and actual results could differ materially. The Company assumes no obligation to update any of these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements, except as required by applicable law. A further description of these risks, uncertainties and other matters can be found in the Company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2017.

Contact: Todd R. White

Chief Financial Officer

(706) 663-8744

todd.white@animalsafari.com

PARKS! AMERICA, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

For the Three Months and Six Months Ended April 1, 2018 and April 2, 2017

	For the three months ended		For the six months ended
	April 1, 2018	April 2, 2017	April 1, 2018	April 2, 2017
Net sales	$918,579	$1,201,917	$1,876,219	$2,149,181
Sale of animals	25,519	17,941	64,230	70,107
Total net sales	944,098	1,219,858	1,940,449	2,219,288

Cost of sales	122,638	144,750	233,723	251,094
Selling, general and administrative	695,173	671,733	1,515,205	1,418,499
Depreciation and amortization	93,950	89,450	191,400	178,900
(Gain) loss on disposal of operating assets, net	26,022	(259)	25,303	(309)
Income (loss) from operations	6,315	314,184	(25,182)	371,104

Other income (expense), net	4,924	2,828	8,854	4,659
Write-off of loan fees - prepayment	-	-	(12,495)	-
Interest expense	(51,656)	(50,796)	(99,516)	(101,020)
Income (loss) before income taxes	(40,417)	266,216	(128,339)	274,743

Income tax provision	(5,757)	100,700	41,198	104,000
Net income (loss)	$(34,660)	$165,516	$(169,537)	$170,743

Income (loss) per share - basic and diluted	$(0.00)	$0.00	$(0.00)	$0.00

Weighted average shares
outstanding (in 000's) - basic and diluted	74,717	74,681	74,694	74,618

PARKS! AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
As of April 1, 2018 and October 1, 2017 and April 2, 2017

	April 1, 2018	October 1, 2017	April 2, 2017
ASSETS
Cash	$2,377,929	$3,204,043	$1,539,742
Inventory	235,870	157,320	129,323
Prepaid expenses	216,405	309,626	101,560
Total current assets	2,830,204	3,670,989	1,770,625

Property and equipment, net	6,704,625	6,464,850	6,589,991
Intangible assets, net	1,800	2,200	2,600
Deferred tax asset	93,500	160,355	701,624
Other assets	10,426	9,199	9,199
Total assets	$9,640,555	$10,307,593	$9,074,039

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable	$38,871	$137,717	$9,377
Other current liabilities	216,255	281,155	205,475
Current portion of long-term debt, net	92,373	111,496	118,363
Total current liabilities	347,499	530,368	333,215

Long-term debt, net	2,664,285	2,990,417	3,043,927
Total liabilities	3,011,784	3,520,785	3,377,142

Stockholders’ equity
Common stock	74,721	74,671	74,681
Capital in excess of par	4,837,116	4,825,666	4,825,656
Treasury stock	(3,250)	(3,250)	(3,250)
Retained earnings	1,720,184	1,889,721	799,810
Total stockholders’ equity	6,628,771	6,786,808	5,696,897
Total liabilities and stockholders’ equity	$9,640,555	$10,307,593	$9,074,039